FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
February 21, 2013	Corporate Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports Fourth Quarter and Year 2012 Financial Results

Indianapolis, IN…On February 21, 2013, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.50% and 2.80%, respectively. These dividends will be paid in cash on February 22, 2013.

"Our fourth quarter dividend reflects another solid quarter for the FHLBI," stated Milton Miller, President-CEO. "Particularly noteworthy is that we were able to again deliver this return on our members' capital investment while growing retained earnings by 19% during 2012 to $592 million."
Net Income for the fourth quarter of 2012 was $35.5 million. The decrease of $0.2 million compared to the same period in 2011 was primarily due to net losses on derivatives and hedging activities, partially offset by higher net interest income. Net Interest Income After Provision for Credit Losses increased by $2.3 million or 4% in the fourth quarter of 2012, compared to the same period in 2011.

Net Income for the year ended December 31, 2012 was $143.3 million. The increase of $33.3 million compared to 2011 was primarily due to lower other-than-temporary impairment ("OTTI") credit losses on our private-label mortgage-backed securities, higher net interest income and a decrease in total assessments as a result of satisfying our obligation to the Resolution Funding Corporation as of June 30, 2011. Net Interest Income After Provision for Credit Losses increased by $7.2 million or 3% in the year ended December 31, 2012, compared to 2011.

Total Assets at December 31, 2012 were $41.2 billion, a net increase of $852.1 million or 2% compared to December 31, 2011. Advances outstanding totaled $18.1 billion. The net decrease of 2% compared to December 31, 2011 was attributable to lower Advances to our depository members, partially offset by higher Advances to our insurance company members. Mortgage Loans Held for Portfolio totaled $6.0 billion. The net increase of 1% compared to December 31, 2011 included participation interests purchased from the Federal Home Loan Bank of Topeka under our Mortgage Partnership Finance® Program, which was reactivated during 2012. Investments totaled $16.8 billion at December 31, 2012. The net increase of 11% compared to December 31, 2011 was primarily attributable to an increase in short-term investments.

Consolidated Obligations totaled $36.3 billion at December 31, 2012. The net decrease of $562.7 million or 1.5% compared to December 31, 2011 was attributable to additional funding provided by member deposits.

Total Capital was $2.2 billion at December 31, 2012. The increase of $268.7 million or 14% for the year ended December 31, 2012 consisted of a net increase in Capital Stock of $71.2 million, a net increase in Retained Earnings of $93.9 million, and a favorable change in Accumulated Other Comprehensive Loss of $103.5 million, primarily due to an increase in the fair value of OTTI Available-for-Sale securities.

At December 31, 2012, Total Regulatory Capital was $2.7 billion and our regulatory capital-to-assets ratio was 6.5%, which exceeds all applicable regulatory capital requirements.

"Overall, the FHLBI performed well in 2012, generating robust earnings despite the low interest rate environment," Miller stated. "We are committed to maintaining a healthy balance sheet to ensure that we provide products and services necessary to support our members' success."
All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and year ended December 31, 2012 will be included in our Annual Report on Form 10-K, which we intend to file in mid-March.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited) ($ amounts in millions, as rounded)
	Three months ended December 31,		Years Ended December 31,
Condensed Statements of Income	2012	2011	2012	2011
Net Interest Income After Provision for Credit Losses	$61	$58	$234	$226
Net OTTI Credit Losses	(1)	(1)	(4)	(27)
Other Income (Loss), excluding OTTI Credit Losses	(4)	(1)	(9)	(6)
Other Expenses	16	15	60	58
Total Assessments	5	5	18	25
Net Income	$35	$36	$143	$110

Condensed Statements of Condition	December 31, 2012	December 31, 2011
Advances	$18,130	$18,568
Mortgage Loans Held for Portfolio, net	6,001	5,955
Investments (1)	16,845	15,203
Other Assets	252	649
Total Assets	$41,228	$40,375

Consolidated Obligations, net	$36,332	$36,894
Mandatorily Redeemable Capital Stock	451	454
Other Liabilities	2,229	1,080
Total Liabilities	39,012	38,428
Capital Stock, Class B Putable	1,634	1,563
Retained Earnings (2)	592	498
Accumulated Other Comprehensive Income (Loss)	(10)	(114)
Total Capital	2,216	1,947
Total Liabilities and Capital	$41,228	$40,375

Total Regulatory Capital (3)	$2,677	$2,515

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes Restricted Retained Earnings of $42 million and $13 million at December 31, 2012 and December 31, 2011, respectively.
(3) Consists of Total Capital plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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